Exhibit 4.4

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of this 31st day of October, 2002 by and among Blackhawk State Bank, a Wisconsin chartered bank (hereinafter referred to as "Employer"), which is a subsidiary of Blackhawk Bancorp, Inc., (the "Company"), and R. Richard Bastian, III (hereinafter referred to as "Executive").

     WHEREAS, Executive, has been employed in and has served as an Executive Officer for many years and has extensive knowledge of and experience in the banking industry; and

     WHEREAS, Executive has been employed by Employer and the Company for a period of time as President and Chief Executive Officer.

     WHEREAS, the Board of Directors of Employer and of the Company believes that it is in the best interests of the Employer and that the Employer would substantially benefit from the continued employment of Executive as an executive member of its management team in the position of President and Chief Executive Officer, and Employer and the Company desire to continue to employ Executive in such positions, and Executive desires to retain such positions and obtain the benefits of this Agreement; and

     WHEREAS, Executive, the Company and Employer have agreed that it is in their mutual best interest to enter into this Agreement pursuant to the terms and conditions described herein.

     NOW, THEREFORE, for good and valuable consideration which is hereby acknowledged by Executive and Employer, including, without limitation, the promises and covenants described herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   EMPLOYMENT
                                   ----------

1.1  Term of Employment.
     ------------------

     Employer and the Company shall employ Executive for an initial period of three (3) years commencing on August 1, 2002 (the "Effective Date"); provided, however, on each annual anniversary of the Effective Date, the term of employment hereunder may be extended by adding one additional year to the remaining term of this Agreement so that said term is annually restored to a full three-year term upon the agreement of the Executive and by affirmative action taken by Employer's and the Company's Boards of Directors not less than sixty (60) days prior to such annual anniversary of the Effective Date. Executive's employment under this Agreement may otherwise be terminated only as contemplated by Sections 2.1, 2.2, 2.3, 2.4, 2.5 and 2.6 of this Agreement.

1.2  Duties of Executive.
     -------------------

     Executive is hereby employed full-time to hold the office of President and Chief Executive Officer of the Company and Employer ("Corporate Position") and to perform such executive duties as are normally performed by persons serving in similar capacities at similar institutions together with such other duties and responsibilities as may be appropriate to Executive's position and as may be from time to time determined by Employer's and the Company's Boards of Directors to be necessary to their operations and in accordance with their bylaws. Employer and the Company agree that they will not, without otherwise terminating Executive's employment hereunder, reduce Executive's current job title, status and responsibilities without Executive's consent. Executive hereby accepts such employment and undertakes to use his best efforts to discharge his duties and responsibilities. Unless Executive's employment is earlier terminated pursuant to the terms of this Agreement, during the term of this Agreement, Executive shall devote substantially his full business time to the discharge of his duties and responsibilities under this Agreement, except for vacations in accordance with this Agreement and with Employer's vacation policy applicable to executive personnel. This provision shall not prevent Executive from devoting a reasonable amount of time during normal business hours to serving as a director, trustee or member of any charitable, community, trade or financial industry board, committee or organization.

1.3  Base and Incentive Compensation.
     -------------------------------

     During the term of this Agreement, Executive shall be entitled to an annual base salary of $160,000.00 per year. Executive's annual salary will be reviewed annually by the Board of Directors of Employer and the Company on the basis of his performance to such date and the progress of Employer and the Company and shall be increased or decreased as of such date if so determined by the Boards in their absolute discretion. The Boards of Directors may also increase Executive's compensation at any other time, in their absolute discretion. Executive shall also be entitled to receive incentive compensation which compensation shall be calculated in accordance with the provisions of Employer's Officer Incentive Compensation Plan, or other similar plans as in effect from time to time. Executive's base salary shall be payable periodically according to the normal practice of Employer and his incentive compensation shall be payable as earned in accordance with the provisions of Employer's Officer Incentive Compensation Plan, or other similar plans.

1.4  Expense Reimbursement.
     ---------------------

     Executive shall be entitled to reimbursement of business expenses reasonably incurred in connection with his employment, upon presentation of adequate documentation and to the extent then permitted by Employer's and the Company's general practices and policies for reimbursement of such expenses.

1.5  Benefits.
     --------

     In accordance with Employer's and the Company's policies, as in effect from time to time:

     (a) Executive shall be entitled, at the expense of Employer and/or the Company, to: (i) reimbursement for membership dues and other business related expenses (not including initiation fees, special assessments, or minimum monthly assessments in a Country Club and (ii) the full-time use of an Employer-owned or leased automobile.

     (b) Executive shall be entitled to an annual vacation of four weeks in each year of the term of this agreement, and to sick leave and other time off in accordance with Employer's and the Company's policies.

     (c) Executive shall be entitled to participate in any life or accidental death insurance program maintained by Employer. Such life and accidental death insurance shall be maintained for the benefit of the Executive, who shall be entitled to designate all beneficiaries of such life insurance. In addition, Employer shall purchase a universal life insurance policy, which will be owned by Executive, and will carry a death benefit of $250,000, with the Executive being entitled to designate all beneficiaries of such insurance.

     (d) Executive currently maintains medical and dental insurance covering Executive and his family through a plan other than that offered by Employer and the Company to their employees and wishes to continue such coverage. Executive therefore declines such coverage offered by Employer. In lieu of providing Executive and his family with medical and dental insurance, Employer will reimburse Executive for the portion of the insurance premiums he currently pays to maintain such coverage not to exceed the lesser of Executive's cost or the amount the Employer or the Company would pay on behalf of Executive if he were covered under Employer's or the Company's plan. To the extent allowed under applicable tax laws, such reimbursement will be made on a pre-tax basis. Executive, at his option, may cease participation in such other plan and choose to participate in Employer's or the Company's medical and dental insurance plans subject to the terms and eligibility requirements of such plans.

     (e) Executive shall be entitled to participate in all of Employer's deferred compensation plans, retirement plans, pension plans, profit sharing plans, excess benefit plans, 401(k) plans or other similar plans as in effect from time to time in accordance with and to the extent qualified under the provisions of such plans. Executive shall also participate in any Employer sponsored Employee Stock Option Plan, Stock Recognition Plan, Executive Stock Option Plan, Stock Bonus Plan, Supplemental Employee Retirement Plan, Excess Benefit Plan or any other similar plan adopted by Employer from time to time.

     (f) Executive shall be entitled to participate, at Employer's expense, in any short-term and long-term disability plans. In addition, Employer shall provide Executive with supplemental long-term disability insurance affording $2000 per month of disability income to age 65, a catastrophic disability benefit of $2,700 per month, and a long-term care benefit of $3000 per month (up to a lifetime maximum of $216,000).

     (g) Executive shall be entitled to participate in any Employer Flexible Spending Account program.

     (h) In addition to the foregoing benefits, Executive shall also be entitled to participate, as determined by Employer's and the Company's Boards of Directors, in such other employee benefit plans or programs as are offered to or provided for other executives of Employer and the Company from time to time. Neither the Employer nor the Company will reduce the foregoing benefits provided to the Executive, other than as part of a general reduction of benefits available to executive officers or all employees in general, without Executive's consent.

1.6  Directors and Officers Insurance.
     --------------------------------

     Employer and the Company shall use their best efforts to provide Executive during the term of this Agreement with insurance coverage against business liability to the extent that such coverage is reasonably available for officers and directors of financial institutions of comparable size.

1.7  Indemnity by Employer and the Company.
     -------------------------------------

     For valuable consideration, and as a material inducement to Executive to enter into this Agreement, Employer and the Company shall take whatever actions are necessary to provide indemnification of Executive by Employer for business liability, including without limitation, liability as a director and officer to all interested parties, to the fullest extent it can be made available under applicable law.

                                   ARTICLE II

                           TERMINATION OF EMPLOYMENT
                           -------------------------

2.1  Termination at Expiration of the Term of this Agreement.
     -------------------------------------------------------

     (a) At the termination of employment by reason of the expiration of the original or any extended term of this Agreement pursuant to an election by Executive under Section 1.1. Executive shall be entitled to receive (i) Executive's theretofore unpaid base salary and incentive compensation for the period of employment, and (ii) compensation for accrued but unused vacation time. Executive and his spouse will be entitled to medical coverage, at his and/or their expense, to the extent required by the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA"). To the extent allowed by the pertinent insurers, the Executive shall be entitled to continue, at his expense, such supplemental life and disability insurance in effect at the time of termination. If, however, termination occurs by reason of the expiration of the original or any extended term of this Agreement pursuant to an election by Executive under
Section 1.1, and if Executive is age 65 or older at that time, Executive shall be deemed to have retired and he and his spouse shall be entitled to medical coverage benefits as if he had retired at age 65, under Section 2.2.

     (b) At the termination of employment by reason of the expiration of the original or any extended term of this Agreement pursuant to an election by Employer under Section 1.1, Executive may, at his option and upon written notice to the Secretary of the Company delivered at least thirty (30) days prior to such expiration of the original or any extended term of this Agreement, either
(i) complete the then remaining term of his employment under this Agreement and receive upon the expiration of such term (A) an amount equal to one hundred percent (100%) of his then current Annual Compensation (defined to include his current annual base salary plus the average annual bonus compensation, if any, received by Executive in the three years preceding termination), (B) Executive's theretofore unpaid base salary and incentive compensation for the period of employment, and (C) compensation for accrued but unused vacation time or, (ii) provided he first assists, to the reasonable satisfaction of the Boards of Directors of the Employer and the Company, in an orderly transition to his successor as President of the Company and the Employer, terminate his employment and receive (A) an amount equal to three times his then current Annual Compensation, (B) Executive's theretofore unpaid base salary and incentive compensation, if any, for the period of employment, and (C) compensation for accrued but unused vacation time. Executive shall be owed and Employer shall be obligated to pay to Executive the aggregate amount provided in clauses (i) B or
(ii) B, as the case may be and (i) C or (ii) C above, as the case may be, (other than incentive compensation which shall be payable when earned as provided in
Section 1.3 hereof), within fifteen (15) days after the termination of Executive pursuant to this Section 2.1(b), and until such amounts are paid in full to Executive. Employer and the Company shall be obligated to pay the Executive the entire amount, provided in clause (i) (A) or (ii) A above, as the case may be, in the amounts and at the time it would have been required to make such payments had Executive's employment not been terminated. Furthermore, at Employer's cost, Employer shall continue to provide Executive with the following benefits, consistent with the terms and conditions set forth in Section 1.5 hereof: (i) life insurance and medical, dental and optical insurance, to the extent the same can be provided under the arrangements in effect at the time of termination, and
(ii) any other benefits to which Executive is entitled by law or the specific terms of Employer's policies in effect at the time of his termination of employment. Benefits will be continued pursuant to this Section 2.1(b) for a period of twelve (12) months from the date of termination of employment, unless Executive becomes employed by another company and becomes eligible for employment benefits substantially similar to those which would otherwise be provided under this Section. Notwithstanding the foregoing, Executive and his spouse and dependent children will, if then participating in Employer's plan, be entitled, at the expense of Employer, to further medical coverage to the extent required by COBRA which shall, in this case, be deemed to commence upon expiration of the twelve (12) month period set forth in the preceding sentence. Notwithstanding anything contained herein to the contrary, if Executive becomes unable to perform each of the material duties of his employment under this Agreement prior to his termination of employment pursuant to this paragraph (b), and Executive thereafter, as a result of the same condition, becomes Totally and Permanently Disabled as defined in Section 2.3, Executive will be entitled to the Full Disability Benefits (as defined in Section 2.3) provided for in Section
2.3 upon his termination of employment.

2.2  Termination for Death or Retirement.
     -----------------------------------

     If Executive's employment is terminated by reason of Executive's retirement or death then Executive, or Executive's personal representative, as the case may be, shall be entitled to receive (a) Executive's theretofore unpaid base salary and incentive compensation for the period of employment, prorated to the end of the calendar month in which such termination occurs, and (b) compensation for accrued but unused vacation time. Employer shall pay the amounts due under this
Section 2.2 to Executive or Executive's personal representative within thirty
(30) days of Executive's retirement or death, as the case may be. If Executive was participating in Employer's plan at the time of retirement or death, Executive's spouse shall continue to be entitled, at the expense of Employer in the case of death and at the expense of Executive in the case of retirement, to further medical coverage to the extent required by COBRA. The term "retirement" for purposes of this Agreement shall mean the point in time after the Executive reaches 55 years of age and at which Executive gives notice to Employer that he is retiring. In the case of Executive's retirement, and to the extent allowed by the pertinent insurers, the Executive shall be entitled to continue, at his expense, such supplemental life and disability insurance in effect at the time of termination.

2.3  Termination for Disability.
     --------------------------

     If Executive becomes Totally and Permanently Disabled during the term of this Agreement, Executive's employment may be terminated by the Employer at any time during the continuance of such disability. The Executive is Totally and Permanently Disabled if he is unable to perform each of the material duties of his employment under this Agreement, by reason of any disability, illness, accident or condition, for a period of more than six consecutive months during any twelve-month period, which is expected to continue for more than one year as certified by a medical doctor of Executive's own choosing and concurred in by a doctor of Employer's choosing.

     Upon termination as described in this Section 2.3, Executive shall be entitled to receive (a) Executive's theretofore unpaid base salary and incentive compensation for the period of employment, prorated to the end of the calendar month in which such termination occurs, and (b) compensation for accrued but unused vacation time. Provided Executive was participating in Employer's plan at the time of termination as described in this Section 2.3, Executive and his spouse shall continue to be entitled to further medical coverage, at the expense of Employer, to the extent required by COBRA. In addition to the foregoing, Employer and Executive intend that Executive will receive benefits upon his termination of employment pursuant to this Section 2.3 under Employer's current short-term and long-term disability plans. Employer shall use its best efforts to obtain and maintain disability insurance coverage for the Executive in accordance with that generally provided by Employer to other employees. To the extent allowed by the pertinent insurers, the Executive shall be entitled to continue, at his expense, such supplemental life insurance in effect at the time of termination.

2.4  Voluntary Termination by Executive or Termination by Employer for Cause.
     -----------------------------------------------------------------------

     Employer or the Company may terminate Executive's employment hereunder for cause (as such term is defined below). If Executive's employment is voluntarily terminated by Executive or is terminated by Employer or the Company for cause, Executive shall be entitled to receive (a) Executive's theretofore unpaid base salary and incentive compensation for the period of employment, prorated to the date of termination, and (b) compensation for accrued but unused vacation time, but shall not be entitled to any compensation or employment benefits pursuant to this Agreement for any period after the date of termination, or the continuation of any benefits except as may be required by law, including, at his own expense, COBRA.

     Termination by Employer or the Company for cause shall mean termination because of the Executive's Personal Dishonesty (as hereinafter defined), Incompetence (as hereinafter defined), Willful Misconduct (as hereinafter defined), breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement; provided, however, in the event Employer or the Company determines that Executive has intentionally failed to perform his stated duties or materially breached this Agreement, Employer or the Company may not terminate Executive for cause unless Employer or the Company have notified Executive in writing specifying the particular failure or breach, Executive has been given a reasonable period of time to cure such failure or breach, and in the opinion of Employer or the Company, Executive has not cured such failure or breach. For the purpose of this Agreement: (i) "Incompetence" means Executive's demonstrated lack of ability to perform the duties assigned to him which lack of ability directly causes (or the Board of Directors (of the Employer or the Company) determines is reasonably likely to cause) material injury to Employer or the Company; (ii) "Personal Dishonesty" means conduct on the part of Executive which evinces a want of integrity or an intentional breach of trust and which directly causes (or the Board of Directors (of the Employer or the Company) determines is reasonably likely to cause) material injury to Employer or the Company; and (iii) "Willful Misconduct" means conduct on the part of Executive which evinces a deliberate disregard of the interest of Employer or the Company and which causes (or the Board of Directors (of the Employer or the Company) determines is reasonably likely to cause) direct material injury to Employer or the Company.

2.5  Termination by Employer Without Cause or Termination by Executive for
     ---------------------------------------------------------------------
     Cause.
     -----

     (a) In the event Employer or the Company reduces Executive's base compensation, benefits (other than as provided in Section 1.5(h) above), responsibilities or duties without Executive's consent or otherwise breaches this Agreement, Executive may elect to terminate this Agreement for cause. In the event Employer or the Company terminates Executive other than under Section
2.2 (death/retirement), Section 2.3 (disability) or Section 2.4 (voluntary termination by Executive or termination by Employer or the Company for cause) or Executive elects to terminate his employment hereunder for cause, then in either such event Executive shall receive (i) an amount equal to three times his then current Annual Compensation (defined to include his then current annual base salary plus the annual average bonus compensation, if any, received by the Executive in the three years preceding termination), (ii) Executive's theretofore unpaid base salary and incentive compensation, if any, prorated to the end of the calendar month in which such termination occurs, and (iii) compensation for accrued but unused vacation time. Executive shall be owed, and Employer and the Company shall be obligated to pay to Executive, the entire amount provided in clauses (ii) and (iii) above (other than incentive compensation which shall be payable as soon as reasonably possible after the Employer and the Company have the information necessary to calculate and prorate such incentive compensation) within fifteen (15) days after the termination of Executive pursuant to this Section 2.5. Employer and the Company shall be obligated to pay the Executive, the entire amount, provided in clause (i) above in the amounts and at the times it would have been required to make such payments had Executive's employment not been terminated.

     (b) Furthermore, Executive and his spouse will be entitled to further medical coverage, at the expense of Employer, to the extent required by COBRA.

2.6  Termination by Executive Due to Change in Control.
     -------------------------------------------------

     (a) Following a Change in Control (as hereinafter defined), Executive may, by giving notice to Employer, immediately terminate his employment under this Agreement upon: (A) any reduction in Executive's base or incentive compensation, or employee benefits (other than as provided in Section 1.5(h) above) described in Section 1.3 or 1.5; (B) any assignment to any position, responsibilities or duties that are less significant than his position, duties and responsibilities as of the time immediately preceding a Change in Control;
(C) the Executive being removed from or the Employer failing to re-elect Executive to his Corporate Position (except in connection with termination of Executive's employment for death, disability or retirement or for cause under
Section 2.4); or (D) the Employer and the Company fail to obtain an agreement from any successor as required by Section 2.8(c).

     If Executive terminates this Agreement pursuant to this Section 2.6, Executive shall have the right to receive payments and benefits under Section
2.5 as if a termination by Employer without cause had occurred.

     (b) For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if (i) any "person" (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the beneficial owner, directly or indirectly, of securities of the Bank or the Company in a transaction or transactions subject to the notice provisions of the Change in Bank Control Act of 1978, as amended from time to time, or approval under the Bank Holding Company Act of 1956, as amended from time to time; (ii) someone other than the Company becomes owner of more than 25% of the voting securities of the Bank; (iii) during any period of two (2) consecutive years, the individuals, who at the beginning of any such period constituted the directors of the Bank or the Company, cease for any reason to constitute at least a majority thereof; or (iv) the occurrence of any of the following events:

          (A) There is a Successor (as hereinafter defined) of or to Employer or the Company; or

          (B) The filing by the Employer or the Company of a report or proxy statement with the Federal Deposit Insurance Corporation ("FDIC") or the Securities and Exchange Commission disclosing in response to Item 1 of Form 8-K or Item 5 of Part II of Form 10-Q, each promulgated pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"), or Item 6(e) of Schedule 14A promulgated thereunder, or successor Items, that a Change in Control of the Employer or the Company has or may have occurred pursuant to any contract or transaction.

2.7  Compensation and Benefits Offset.
     --------------------------------

     If the Executive's employment is terminated in accordance with Sections 2.1(b), 2.5, or 2.6, he shall have no obligation, while receiving payments from the Employer and/or the Company, to seek other employment. Notwithstanding the foregoing, and subject to the provisions of Section 3.2(b), if the Executive becomes employed on a full-time basis by another employer, while receiving payments from the Employer and/or the Company, then to the extent the Executive shall receive compensation, benefits or service credit from such other employer, the aggregate amount of all compensation to be paid and benefits and service credit to be provided by the Employer and the Company under this Agreement shall be correspondingly reduced.

2.8  Successors and Binding Agreements.
     ---------------------------------

     (a) This Agreement shall be binding upon and inure to the benefit of Employer , the Company and any Successor of or to Employer or the Company, but shall not otherwise be assignable or delegatable by Employer or the Company. "Successor" shall mean any successor in interest, including, without limitation, any entity, individual or group of persons acquiring directly or indirectly all or substantially all of the business or assets of Employer and/or the Company whether by sale, merger, consolidation, reorganization or otherwise.

     (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatee.

     (c) Employer shall require any Successor to agree (by agreement in form and substance satisfactory to Executive) within thirty (30) days after becoming a Successor to perform this Agreement to the same extent as the original parties would be required if no succession had occurred.

     (d) This Agreement is personal in nature and neither of the parties shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in this Section 2.8.

2.9  Limitations on Termination Compensation.
     ---------------------------------------

     (a) In the event that the severance benefits payable to the Executive under Sections 2.5, or 2.6 ("Severance Benefits"), or any other payments or benefits received or to be received by the Executive from the Employer (whether payable pursuant to the terms of this Agreement, any other plan, agreement or arrangement with the Employer) or any corporation ("Affiliate") affiliated with the Employer within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), in the opinion of tax counsel selected by the Employer's independent auditors and acceptable to the Executive, constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and the present value of such "parachute payments" equals or exceeds three (3) times the average of the annual compensation payable to the Executive by the Employer (or an Affiliate) and includible in the Executive's gross income for federal income tax purposes for the five (5) calendar years preceding the year in which a change in ownership or control of the Employer occurred ("Base Amount"), such Severance Benefits shall be reduced to an amount the present value of which (when combined with the present value of any other payments or benefits otherwise received or to be received by the Executive from the Employer (or an Affiliate) that are deemed "parachute payments") is equal to 2.99 times the Base Amount, notwithstanding any other provision to the contrary in this Agreement. The Severance Benefits shall not be reduced if (A) the Executive shall have effectively waived his receipt or enjoyment of any such payment or benefit which triggered the applicability of this Section 2.9, or (B) in the opinion of tax counsel, the Severance Benefits (in its full amount or as partially reduced, as the case may be) plus all other payments or benefits which constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code are reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4) of the Code, and such payments are deductible by the Employer. The Base Amount shall include every type and form of compensation includible in the Executive's gross income in respect of his employment by the Employer (or an Affiliate), except to the extent otherwise provided in temporary or final regulations promulgated under Section 280G(b) of the Code. For purposes of this
Section 2.9, a "change in ownership or control" shall have the meaning set forth in Section 280G(b) of the Code and any temporary or final regulations promulgated thereunder. The present value of any non-cash benefit or any deferred cash payment shall be determined by the Employer's independent auditors in accordance with the principles of Sections 280G(b)(3) and (4) of the Code.

     (b) The Executive shall have the right to request that the Employer obtain a ruling from the Internal Revenue Service ("Service") as to whether any or all payments or benefits determined by such tax counsel are, in the view of the Service, "parachute payments" under Section 280G. If a ruling is sought pursuant to the Executive's request, no Severance Benefits payable under this Agreement shall be made to the Executive until after fifteen (15) days from the date of such ruling. For purposes of this Section 2.9(b), the Executive and the Employer agree to be bound by the Service's ruling as to whether payments constitute "parachute payments" under Section 280G. If the Service declines, for any reason, to provide the ruling requested, the tax counsel's opinion provided in Subsection 2.9(a) with respect to what payments or benefits constitute "parachute payments" shall control, and the period during which the Severance Benefits may be deferred shall be extended to a date fifteen (15) days from the date of the Service's notice indicating that no ruling would be forthcoming.

     (c) In the event that Section 280G, or any successor statute, is repealed, this Section 2.9 shall cease to be effective on the effective date of such repeal. The parties to this Agreement recognize that final regulations under
Section 280G of the Code may affect the amounts that may be paid under this Agreement and agree that, upon issuance of such final regulations, this Agreement may be modified as in good faith deemed necessary in light of the provisions of such regulations to achieve the purposes of this Agreement, and that consent to such modifications shall not be unreasonably withheld.

     (d) Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act (12 USC Section 1828(k)) and any regulations promulgated thereunder.

2.10 If the Executive's employment is terminated (other than for Death, Disability or Retirement; for Cause or voluntarily by him) by the Bank after a Change in Control or the Executive terminates his Employment pursuant to Section
2.5 or 2.6, then the Employer will provide Executive with private, professional outplacement services at a cost not to exceed fifteen percent (15%) of the Executive's annual base salary in effect on the Termination Date.

                                  ARTICLE III

                                NON-COMPETITION
                                ---------------

3.1  Confidentiality.
     ---------------

     (a)  Nondisclosure.  Except as required for his employment with Employer or
          -------------
the Company, Executive shall not directly or indirectly use, disseminate or disclose any Confidential Information (as defined herein). Confidential Information means information in any form, format or media disclosed to Executive or known by Executive as a consequence of or through his employment by Employer and the Company, not generally known in the industry in which Employer is or may become engaged, about the Employer's or the Company's customers, processes or services, including information relating to business plans, products and business strategies.

     (b)  Confidential Documents.  Upon termination of his employment with
          ----------------------
Employer and the Company, all documents or records containing Confidential Information, including copies thereof, then in Executive's possession or under his control, whether prepared by him or others, shall be left with or returned to Employer and the Company. All such material shall remain the property of Employer and the Company.

3.2  Non-Competition.
     ---------------

     (a)  No Interference.  During the Restricted Period, as hereinafter
          ---------------
defined, Executive shall not, directly or indirectly, whether for his own account or for the account of any other individual, partnership, firm corporation or other business organization, intentionally solicit, endeavor to entice away from the Employer or the Company, or otherwise interfere with the relationship of the Employer or the Company, any person who is employed by or otherwise engaged to perform services for Employer or the Company.

     (b)  Non-Competition Covenant.  During the term of his employment by
          ------------------------
Employer and the Company and for a period of one year thereafter ("Restricted Period"), Executive shall not, unless he receives the prior written consent of Employer, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an employee, officer, director, partner, stockholder, agent, representative, consultant or otherwise, any individual, partnership, firm, corporation or other business organization or entity that, at such time, competes or plans to compete with the Employer or its affiliates and has, or has plans to have, a home, branch or other office with 35 miles of any office of the Employer. To the extent reasonably requested by the Employer, Executive shall notify any regulatory authority that he is not affiliated with or assisting other existing or proposed financial institutions. Notwithstanding the foregoing, Executive may own up to 1% of any class of outstanding stock of any corporation if such stock is registered under Section 12(b) or (g) of the Securities Exchange Act of 1934 as amended.

     (c)  Injunctive Relief.  Without intending to limit the remedies available
          -----------------
to Employer, Executive acknowledges that a breach of any of the covenants contained in this Section 5 may result in material irreparable injury to Employer or its affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Employer shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by this
Section 5 or such other relief as may be required to enforce specifically any of the covenants of this Section 5. Executive hereby agrees and consents that such injunctive relief may be sought in any state or federal court of record in which venue is appropriate or in any other court having jurisdiction over Executive, at the election of Employer. Executive shall also pay to the Bank all of Bank's expenses, costs and attorney's fees incurred by Employer in enforcing the terms of this Agreement.

     (d)  Change in Control.  Executive shall not be subject to the non-
          -----------------
competition covenant in 3.2(b) above if there is a Change in Control and (1) he terminates employment following any of the events described in 2.6(a) or he is terminated by the Employer as described in Section 2.6(a).

                                   ARTICLE IV

                               GENERAL PROVISIONS
                               ------------------

4.1  Entire Agreement.
     ----------------

     This Agreement supersedes any other agreements, oral or written, between the parties with respect to the employment of Executive by Employer and contains all of the agreements and understandings between the parties with respect to such employment. Any waiver or modification of any term of this Agreement shall be effective only if it is signed in writing by both parties.

4.2  Withholding of Taxes.
     --------------------

     Employer may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

4.3  Notices.
     -------

     Any notice to be given hereunder by either party to the other may be made by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing below, but each party may change his or its address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated five (5) days after the date of mailing.

     If to Employer, addressed to:

          Blackhawk Bancorp, Inc. and
          Blackhawk State Bank
          400 Broad Street
          P.O. Box 719
          Beloit, WI  53512
          Attention:  Chairman of the Executive Committee of the Board of
                      Directors

     If to Executive, addressed to:

          R. Richard Bastian, III
          130 Eaglewood Place
          Rockton, IL  61072

4.4  Dispute Resolution.
     ------------------

     Any controversy or claim arising out of or related to this Agreement or Executive's employment by the Employer or the Company shall be finally settled by binding arbitration in the City of Beloit, Wisconsin in accordance with the then prevailing rules of the American Arbitration Association, and judgment upon the award rendered by the arbitration may be entered in any court having jurisdiction thereof. Each party shall be responsible for its own legal fees and expenses, if any, incurred in connection with any such arbitration or judgment.

4.5  Governing Law.
     -------------

     This Agreement shall be construed in accordance with and governed by the laws of the State of Wisconsin and, to the extent applicable, of the United States.

4.6  Incapacity.
     ----------

     If Employer shall reasonably and in good faith find that any person to whom any payment is payable under this Agreement is unable to care for his or her affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee, or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person reasonably and in good faith deemed by Employer to have incurred expense for such person otherwise entitled to payment in such manner and proportions as Employer may determine in its sole discretion. Any such payment shall be a complete discharge of the liabilities of Employer to make such payment to Executive.

4.7  Waivers.
     -------

     The waiver by any party of any breach, default, misrepresentation or breach of warranty or covenant in this Agreement, whether intentional or not, shall be in writing and shall not be deemed to extend to any prior or subsequent breach, default, misrepresentation or breach of warranty or covenant herein and shall not affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

4.8  Severability.
     ------------

     In case any one or more of the provisions contained in this Agreement should be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby.

4.9  Remedies Cumulative.
     -------------------

     Remedies under this Agreement of any party hereto are in addition to any remedy or remedies to which such party is entitled or may become entitled at law or in equity.

4.10 Counterparts.
     ------------

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

4.11 Headings.
     --------

     The headings in this Agreement are for convenience of reference only, and under no circumstances should they be construed as being a substantive part of this Agreement nor shall they limit or otherwise affect the meaning thereof.

4.12 Additional Documents
     --------------------

     Each of the parties hereto, without further consideration, agrees to execute and deliver such additional documents and to take such other actions reasonably necessary to more effectively consummate the purposes of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.


                              BLACKHAWK BANCORP, INC.


                              By: /s/ C. J. Howard
                                  ----------------------------------------------
                              Charles J. Howard, Chair Executive Committee
                              of the Board of Directors


                              BLACKHAWK STATE BANK


                              By: /s/ C. J. Howard
                                  ----------------------------------------------
                              Charles J. Howard, Chair Executive Committee
                              of the Board of Directors



                              R. RICHARD BASTIAN, III


                              /s/ R. Richard Bastian, III
                              --------------------------------------------------